                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITOR CONSENT

The Board of Directors
Doubletree Corporation:


     The audits referred to in our report dated February 27, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995 included in the Registration Statement, as amended by Amendment No. 1 thereto. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement, as amended by Amendment No. 1 thereto.


                                          KPMG Peat Marwick LLP

Orange County, California

October 4, 1996